Exhibit 10.1

ACCESS AGREEMENT

THIS ACCESS AGREEMENT (the “Agreement”) is made the 16th day of June, 2008 (the “Effective Date”) between CELL THERAPEUTICS INC., a Washington corporation (“CTI”) and BAYER SCHERING PHARMA AG (formerly known as Schering Aktiengesellschaft), a German corporation (“BAYER”). CTI and BAYER are sometimes referred to in this Addendum individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)

Pursuant to that certain Asset Purchase Agreement, dated as of August 15, 2007 (the “Asset Purchase Agreement”), by and between CTI and Biogen IDEC Inc., formerly known as IDEC Pharmaceuticals Corporation, (“BIIB”), as of December 21, 2007, CTI purchased certain assets from BIIB relating to the pharmaceutical product currently marketed and sold as ZEVALIN® (Ibritumomab Tiuxetan), consisting of Indium-111 Ibritumomab Tiuxetan and Yttrium-90 Ibritumomab Tiuxetan (the “Product”), such that CTI has the exclusive right to develop, market and sell the Product in the United States of America, together with all of its territories and possessions, and the Commonwealth of Puerto Rico (collectively, the “United States”).

(B)	Pursuant to that certain Collaboration and License Agreement, dated as of June 9, 1999, by and between Schering Aktiengesellschaft and IDEC Pharmaceuticals Corporation, as amended by (i) that certain First Amendment to Collaboration and License Agreement, dated April, 2004, by and between Schering Aktiengesellschaft and BIIB, and (ii) that certain letter agreement amendment, dated September 16, 2005, by and between Schering Aktiengesellschaft and BIIB (the “License Agreement”), BAYER has an exclusive license (inter alia) to use, develop, market, sell, import for sale and distribute the Product in all countries of the world except the United States.

(B)	On March 20, 2008, BAYER received a positive opinion from the European Committee for Medicinal Products for Human Use (“CHMP”) recommending the Product for the following indication: “The [90Y]-radiolabelled Zevalin is indicated as consolidation therapy after remission induction in previously untreated patients with follicular lymphoma. The benefit of Zevalin following rituximab in combination with chemotherapy has not been established.”

(C)	CTI wishes to obtain access to the clinical data submitted by BAYER to the European Commission in support of BAYER’s application to use the Product for the indication described in the preceding paragraph for the purpose of obtaining regulatory approval in the United States for the use of the Product for the FIT Indication described at Section 1(b) below, and BAYER is willing to provide access to such clinical data on the terms and conditions set out in this Agreement.

(D)	BIIB has provided its consent to the grant of access to clinical data by BAYER to CTI in the form of a letter attached as Schedule 1 to this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions. As used in this Agreement, the following terms will have the meanings ascribed to them below:

(a)	“Affiliate” means an entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with CTI or BAYER, as the case may be. As used in this definition, “control” means the direct or indirect ownership of fifty percent (50%) or more of the stock, having the right to vote for the directors thereof, or the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

(b)	“FDA” means the United States Food and Drug Administration.

(c)	“FIT Data” means the clinical data submitted by BAYER to the European Commission as of the Effective Date for the purpose of obtaining Regulatory Approval of the Licensed Product in Europe as consolidation therapy after remission induction in previously untreated patients with follicular lymphoma.

(d)	“FIT Indication” means the use of Zevalin as consolidation therapy after remission induction in previously untreated patients with follicular lymphoma including such use subject to restrictions or exceptions.

(e)	“Information” means techniques and data relating to the Product and/or the FIT Data, including, but not limited to, biological materials, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, marketing, pricing, distribution, cost, sales, manufacturing, patent data or descriptions.

(f)	“Product” has the meaning given to it in Recital A of this Agreement.

(g)	“Regulatory Approval” means any approvals, product and/or establishment licenses, BLAs, BLA equivalents, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, import, export, transport, marketing or sale of the Product in a regulatory jurisdiction.

(h)	“US FIT Approval” means a Regulatory Approval granted by the FDA for the use of the Product for the FIT Indication (whether in the form of an additional Regulatory Approval or in the form of a label variation), including such a Regulatory Approval for the use of the Product for the FIT Indication with subset restrictions.

(i)	“Third Party” means any entity other than CTI or BAYER.

(e)	“US Net Sales” means the amount invoiced by CTI, its Affiliates or its sublicensees on account of sales of the Product to Third Parties in the United States , less reasonable and customary deductions applicable to the Product for (i) transportation charges and charges such as insurance relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of the Product and paid by the selling party; (iii) distributors fees or rebates or allowances actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Product in an arms length transaction; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Product, not in excess of the selling price of the Product, on account of governmental requirements, rejection, outdating, recalls or return of the Product.

For the purpose of calculating US Net Sales, the Parties recognize that (a) a Party’s customers may include persons in the chain of commerce who enter into agreements with a Party as to price even though title to the Product does not pass directly from a Party to such customers, and even though payment for such Product is not made by such customers directly to a Party, and (b) in such cases, chargebacks paid by a Party to or through a Third Party (such as a wholesaler) can be deducted by a Party from gross revenue in order to calculate US Net Sales. For example, CTI may distribute a product to a hospital through a network of pharmacies managed by a contractor. Neither the contractor nor the distributing pharmacies take title to the product. Instead, they perform their role (order, processing, receipt of product, etc.) for a fixed fee. The contractor adds the fee to the CTI sales price, then collects the total amount from the hospital. The contractor then remits the amount collected, net of the fee, to CTI. As CTI never receives the fee, it is excluded from the calculation of US Net Sales.

Any deductions listed above which involve a payment by a Party shall be taken as a deduction against aggregate sales for the period in which the payment or deduction is made. Sales of the Product between CTI and its Affiliates or sublicensees shall be excluded from the computation of US Net Sales except where any such Affiliate or sublicense is an end user of the Product. US Net Sales shall be accounted for in accordance with International Accounting Standards consistently applied.

2.	Access.

2.1

Within thirty (30) days of the Effective Date, BAYER will transfer the FIT Data to CTI by providing the final SAS datasets (source data, derived data sets and the respective programs), annotated CRFs, data management handbook, and the statistical analysis plan. In addition, the complete Clinical Study Report, including Appendices, will be electronically transmitted. To the extent requested by CTI, BAYER agrees to supply to CTI such of the following data as are reasonably available to BAYER and may be disclosed by BAYER to CTI without any breach of contract, law or regulation: (i) the electronic common technical document (including all modules used in the European MAA filing); (ii) financial disclosure information and CVs for investigators and subinvestigators; documentation of ethics committee approvals of the protocol and amendments (including lists of names and qualifications of all members of each ethics committee); and (iii) such other information relating to the FIT Data as CTI may reasonably require for the purpose of obtaining the US FIT Approval.

2.2	CTI will use the FIT Data solely as permissible in connection with the development and commercialization of the Product in the United States. The Parties agree that BAYER owns the FIT Data and that CTI is entitled to use the FIT Data solely for the purpose set out in the preceding sentence. BAYER makes no representation or warranty as to the fitness or adequacy of the FIT Data for the purpose of obtaining the US Fit Approval or for any other purpose.

3.	Payments. In consideration of the grant by BAYER of access to the FIT Data, CTI agrees to make the following payments to BAYER:

3.1	Within five (5) days of the Effective Date , CTI shall pay to BAYER via wire transfer the sum of $2,000,000 (two million US dollars) as a non-refundable, non-creditable upfront payment.

3.2	Within five (5) days of the grant of US FIT Approval, CTI shall pay to BAYER via wire transfer the sum of $3,000,000 (three million US dollars) as a non-refundable, non-creditable milestone payment.

3.3	CTI shall pay to BAYER a royalty on US Net Sales of the Product as follows:

(a)	The royalty rate shall be seven percent (7%) of US Net Sales.

(b)	CTI shall pay royalties hereunder with respect to US Net Sales made on or after January 1, 2009, and shall continue to pay such royalties until the aggregate amount paid to BAYER by CTI under this Agreement totals $11,500,000 (eleven million, five hundred thousand US dollars).

For avoidance of doubt, the Parties hereby expressly agree and declare that royalties will be payable by CTI to BAYER on all US Net Sales of the Product regardless of the indication(s) for which the Product is approved.

3.4	CTI shall make royalty payments under this Agreement in United States Dollars to BAYER quarterly within thirty (30) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a report summarizing the US Net Sales in units sold during the relevant three-month period.

3.5	CTI shall pay any and all taxes levied on account of, or measured exclusively by, any royalty payment it receives under this Agreement. If laws or regulations require that taxes be withheld, CTI will (i) deduct those taxes from the remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to BAYER within sixty (60) days following that payment.

3.6	Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by either Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity.

3.7	In the event CTI grants licenses or sublicenses to others to make or sell the Product in the United States , such licenses or sublicenses shall include an obligation for the licensee or sublicense to account for and report its US Net Sales of such Product on the same basis as if such sales were US Net Sales by CTI, and CTI shall pay royalties to BAYER as if the US Net Sales of the sublicensee were US Net Sales of CTI.

4.	Confidentiality

4.1	Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for seven (7) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement (collectively “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(a)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)	was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)	was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

Notwithstanding the foregoing, the Parties agree that FIT Data shall constitute Confidential Information and that CTI shall keep confidential and shall not publish or otherwise disclose or use the FIT Data for any purpose other than as provided in this Agreement for as long as the FIT Data are not generally available to the public.

4.2

Each Party may disclose Confidential Information hereunder to the extent that such disclosure is reasonably necessary for exercising its rights and carrying out its obligations under this Agreement provided that such Party takes all necessary precautions to ensure that the recipient of any such disclosure is made aware of the confidential nature of the Confidential Information and is required to comply with obligations of confidentiality and non-use equivalent to those set out in this Agreement. If a Party is required by law or regulation to disclose the other Party’s Confidential Information to any legal or regulatory body, the disclosing Party will, except where impracticable (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

4.3	This Article 4 shall survive the termination or expiration of this Agreement for a period of seven (7) years.

4.4	The Parties agree that neither shall make any public announcement of the execution of this Agreement without first obtaining the consent of the other Party to such public announcement, such consent not to be unreasonably withheld.

5.	Liability and Indemnification

5.1	Each Party will defend, indemnify and hold harmless the other Party and its Affiliates, directors, officers, agents, representatives, consultants and employees (referred to as the “Indemnified Party”) from and against any and all losses suffered or incurred by the Indemnified Party that result from or arise out of: (a) any breach by the other Party of any representation, warranty, covenant or agreement in this Agreement; or (b) any failure by either Party to comply with any applicable law or regulation in connection with performing its obligations under this Agreement, or (iii) any negligence or intentional misconduct by either Party in connection with performing its obligations under this Agreement, in each case except to the extent that such loss arises from (i) the negligence or willful failure to perform its obligations hereunder of the Indemnified Party, or (ii) the Indemnified Party’s breach of this Agreement, or (iii) the Indemnified Party’s violation of any applicable law or regulation.

5.2	Notwithstanding the foregoing, in no event shall either Party be liable for any special, indirect, incidental, punitive or consequential damages, including loss of anticipated profits or losses from business disruption, whether in contract, warranty, negligence, strict liability or otherwise, arising under the terms of this Agreement.

6.	Term and Termination

6.1	This Agreement shall come into force as of the Effective Date. Unless sooner terminated as provided in Section 6.2 below, the Agreement shall continue in effect until the date on which CTI is no longer paying a royalty on US Net Sales. Section 2.2 and Article 4 of this Agreement shall survive termination or expiration of the Agreement for any reason.

6.2	If either Party materially breaches this Agreement at any time, and such breach, if curable, is not cured within sixty (60) days of written notice thereof from the non-breaching Party, the non-breaching Party shall have the right to terminate the Agreement with immediate effect.

6.3	Termination or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach hereunder.

7.	Miscellaneous.

7.1	Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

7.1	Assignment: Either Party may assign any of its rights under this Agreement to any Affiliate provided, however, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under the Agreement. Either Party may assign, without the consent of the other Party, all of its rights and obligations under this Agreement to a Third Party in connection with a merger or similar reorganization or the sale of all or substantially all of its assets. This Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party, and no consent for such merger, reorganization or sale shall be required hereunder. Other than as provided in the preceding sentences of this Section 7.1, neither Party may assign any of its rights under this Agreement to a Third Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

7.3	Entire Agreement. This Agreement and the attached Schedule, which is incorporated herein, together with the Confidentiality Agreement between CTI, BAYER and BIIB dated [date] constitute the entire agreement between the Parties with respect to the subject matter hereof and all prior agreements with respect hereto are superseded. Each Party confirms that it is not relying on any representations, warranties, covenants or understandings of any kind, nature or description whatsoever of the other Party, except such as are specifically set forth herein.

7.4	Amendment: No amendment or modification hereof will be binding upon the Parties unless set forth in a writing specified to be an explicit amendment to this Agreement duly executed by authorized representatives of each of the Parties.

7.5	Headings: The headings used in this Agreement are intended for convenience only and will not be considered part of the written understanding among the Parties and will not affect the construction of this Agreement.

7.6	Independent Contractors: It is expressly agreed that BAYER, on the one hand, and CTI, on the other hand, will be independent contractors and that neither the relationship between the Parties nor this Agreement will be construed as creating a partnership, joint venture or agency except as any agency is otherwise specifically authorized herein. Neither BAYER, on the one hand, nor CTI, on the other hand, will have the authority to make any statements, representations or commitments of any kind, or to take any action or to incur any liability or obligation which will be binding on the other, without the prior written consent of the other Party to do so.

7.7	Waiver: The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

7.8	Force Majeure: Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood or other weather event, earthquake, accident, explosion, war, act of terrorism, act of God or act of the government of any country or of any local government or any other cause beyond the reasonable control of the defaulting Party (each a “Force Majeure Event”). In the case of a Force Majeure Event, the affected Party shall promptly notify the other Party and exercise commercially reasonable efforts to pursue resolution of the Force Majeure Event and shall keep the other Party informed of the efforts to resume performance.

7.9	Notices: Any and all notices required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such Party with sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the Parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; or (c) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside the United States, with proof of delivery from the courier requested. All notices not delivered personally or by facsimile will be sent properly addressed to the Party to be notified at the address set out below or at such other address as a Party may designate by one of the indicated means of notice herein to the other Party hereto:

(a)	if to BAYER

Bayer Schering Pharma AG

Muellerstrasse 178

D-13342 Berlin

Germany

Attention: General Counsel, Law and Patents

Telecopy No.: 49 30 468 16716

Telephone No.: 49 30 4681 6289

(b)	if to CTI

Cell Therapeutics, Inc.

501 Elliott Avenue, Suite 400

Seattle, Washington 98119

Attention: James A. Bianco, M.D.

Telephone: 206 284 5774

Facsimile: 206 284 6114

IN WITNESS WHEREOF, the Parties have executed this Addendum in duplicate originals by their proper officers as of the date and year first above written.

SIGNED for and on behalf of
BAYER SCHERING PHARMA AG.

/s/ Ulrich Grahé	/s/ Dr. Gunnar Riemann
Name: Ulrich Grahé	Name: Dr. Gunnar Riemann
Title: General Counsel	Title: Member of the Board
Date: June 16, 2008	Date: June 13, 2008

SIGNED for and on behalf of
CELL THERAPEUTICS, INC.

/s/ James Bianco
Name: James Bianco
Title: President and CEO
Date: June 16, 2008